Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
June 20, 2008
D.R. HORTON, INC., AMERICA’S BUILDER, ANNOUNCES SUCCESSFUL CLOSING
OF EXCHANGE OFFER FOR ITS 9.75% SENIOR SUBORDINATED NOTES DUE 2010
     FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, announced today the expiration and successful consummation of its offer to exchange (the “Offer”) any and all of its outstanding 9.75% Senior Subordinated Notes due 2010 (the “Existing Notes”) for newly issued 9.75% Senior Notes due 2010 (the “New Notes”) and related solicitation of consents to an amendment to the indenture governing the Existing Notes to eliminate many of the restrictive covenants applicable to the Existing Notes.
     The Offer expired at 5:00 p.m., New York City time, on June 19, 2008. As of the expiration of the Offer, approximately $96,777,000 aggregate principal amount, representing approximately 85.27% of the outstanding principal amount of the Existing Notes, had been tendered for exchange. The Company has accepted all validly tendered Existing Notes and, in exchange, has issued an equal principal amount of New Notes. For each $1,000 principal amount of outstanding Existing Notes validly tendered before 5:00 p.m., New York City time, on June 4, 2008, a holder also received a consent payment of $10. Following the consummation of the Offer, approximately $16,723,000 of Existing Notes remained outstanding under the indenture governing the Existing Notes that was amended.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 41,000 homes in its fiscal year ended September 30, 2007.  Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 82 markets in 27 states in the Northeast, Midwest, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
WEBSITE ADDRESS: www.drhorton.com

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